Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	U.S. Government Plus ProFund (Series 77)
	Rising Rates Opportunity 10 ProFund (Series 11)
	Rising Rates Opportunity ProFund (Series 78)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1-74U1  Investor Class shares
	 72DD2-74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at July 31, 2010:

  Total Income	NAV	Income Distributions	Shares Outstanding
  Distributions (000's)		per share	(000's)
Investor Class
U.S. Government Plus ProFund  366	   36.10   0.34   1,198
Rising Rates Opportunity 10 ProFund	 - 	 22.06   -   2,770
Rising Rates Opportunity ProFund   -	 12.13   -   16,778

Service Class
U.S. Government Plus ProFund  44	 35.84    0.06    288
Rising Rates Opportunity 10 ProFund	 - 	 22.53    -   122
Rising Rates Opportunity ProFund  - 	 11.76    -   730

Class A
U.S. Government Plus ProFund    	 -   	 36.16    0.33 	 -
Rising Rates Opportunity 10 ProFund	 -   	 23.20 	 -	 -
Rising Rates Opportunity ProFund	 -   	 12.40 	 -  	 -